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                                                                      EXHIBIT 11

                            FIRST BRANDS CORPORATION
                  COMPUTATION OF NET INCOME PER COMMON SHARE*

                                                                              PRIMARY            FULLY DILUTED
                                                                          YEAR ENDED JUNE       YEAR ENDED JUNE
                                                                                30,                   30,
                                                                         ------------------    ------------------
                                                                          1996       1995       1996       1995
                                                                         -------    -------    -------    -------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Components of Net Income Per Common Share:
     Income before extraordinary loss.................................   $65,100    $43,190    $65,100    $43,190
     Extraordinary loss...............................................     --        (4,493)     --        (4,493)
                                                                         -------    -------    -------    -------
     Net income.......................................................   $65,100    $38,697    $65,100    $38,697
                                                                         -------    -------    -------    -------
                                                                         -------    -------    -------    -------

Average common shares issued..........................................    22,240     22,040     22,240     22,040
Average treasury shares held..........................................    (1,401)      (826)    (1,401)      (826)
Common shares issuable with respect to common equivalents for stock
  options.............................................................       453        244        528        348
Effect of two-for-one stock split on average common and common
  equivalents shares outstanding......................................    21,308     21,457     21,388     21,562
                                                                         -------    -------    -------    -------
Average common and common equivalent shares outstanding...............    42,600     42,915     42,755     43,124
                                                                         -------    -------    -------    -------
                                                                         -------    -------    -------    -------

Earnings Per Share:
     Income before extraordinary loss.................................   $  1.53    $  1.01    $  1.52    $  1.00
     Extraordinary loss...............................................     --         (0.10)     --         (0.10)
                                                                         -------    -------    -------    -------
     Net income.......................................................   $  1.53    $  0.91    $  1.52    $  0.90
                                                                         -------    -------    -------    -------
                                                                         -------    -------    -------    -------

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*  Share and per share amounts have been restated to reflect a two-for-one stock split effective February 5, 1996.


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